Exhibit (a)(5)(N)

HOMEAWAY, INC.

MERGER TRANSACTION WITH EXPEDIA, INC.

Tax Summary Employee Equity Awards for Employees in

Australia, Brazil, Germany, Spain, Switzerland

In connection with the pending merger (the “Merger”) of HomeAway, Inc. (the “Company”) with Expedia, Inc. (“Expedia”) and HMS1, Inc., a wholly owned subsidiary of Expedia, below is a brief summary for employees in Australia, Brazil, Germany, Spain, Switzerland of the tax consequences for outstanding equity compensation awards from the Company in the form of stock options (vested and unvested) to purchase the Company’s common shares (“Options”), unvested Restricted Share Awards Common shares (“RSAs”) and unvested Restricted Share Units (“RSUs”). For an overview of the treatment of equity awards in the Merger, please see the document titled “Frequently asked questions regarding treatment of employee stock options, restricted stock units and restricted stock.”

The tax consequences of the Merger are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This summary does not discuss all of the tax consequences and regulatory considerations that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax considerations generally applicable in your country.

Moreover, the tax consequences described in this summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own tax advisor regularly to determine the consequences of the Merger and the laws in your country to your specific situation.

In addition, the summaries below are based upon the tax laws in each identified country, as well as administrative and judicial interpretations of such laws, in effect as of December 2015. If the tax laws or interpretations change in the future, possibly with retroactive effect, the information included in this summary may no longer be accurate. If you are a citizen or resident of a country other than the country you are employed in, or were resident or employed in one or more other countries on the grant date(s) of your equity award(s) or during the vesting term of such award(s), the information contained in this summary may not be applicable to you.

You are encouraged to consult with your personal tax advisor regarding the specific tax implications to your equity awards resulting from the Merger.

AUSTRALIA

Options: Vested as of the Merger

This summary assumes that your Option is subject to deferred, and not up front, tax. There are different rules depending on whether you acquired your stock options before or after 1 July 2015.

You will receive cash and Expedia shares in exchange for your Options (net of the value of the exercise price of your Options) (the “Merger Consideration”).

For Stock Options Acquired Before 1 July 2015

If you acquired your Options prior to 1 July 2015 and the Options were subject to employee share scheme (“ESS”) deferred tax treatment, it is likely that those Options have had an ESS deferred taxing point already happen to them on vesting (assuming they were not subject to any continuing disposal restrictions) before the Merger.

In these circumstances, you will be deemed to have a “cost base” of the Options for capital gains tax purposes equal to the market value of the Options at the deferred taxing point i.e. on vesting (where the Merger occurs more than 30 days after the deferred taxing point). This will be the amount previously included in your taxable income for the year in which the deferred taxing point occurred.

As part of the Merger, you will be treated as having disposed of the Options and you will be subject to capital gains tax (“CGT”) on the difference between the Merger Consideration (if any) and the amount previously included in your taxable income for the year in which the deferred taxing point occurred. If you held the Options for at least twelve months following the deferred taxing point, only 50% of any gain will be taxed. If the Merger Consideration received is less than the “cost base” of the Options, a capital loss will be available to offset current or future year capital gains. Note that a capital loss may not be used as a deduction from assessable income.

For Stock Options Acquired On or After 1 July 2015

If you acquired your Options on or after to 1 July 2015, the terms of your Option are eligible for deferred tax treatment provided that (i) you are an employee of the Company; (ii) all the interests available for acquisition under the option plan relate to common stock of the Company; (iii) you do not hold a beneficial interest (including any rights to acquire shares) in more than 10% of the shares of the Company; and (iv) and you are not in the position to cast, or to control the casting of, more than 10% of the maximum number of votes that might be cast at a general meeting of the Company.

For Options acquired from 1 July 2015 that qualify for deferred tax treatment, the exercise of your Options (and where, after exercising the Option, there is no real risk of forfeiting the underlying share and there are no disposal restrictions relating to the resulting share) will generally be a deferred taxing point (rather than on vesting).

Assuming you have not yet exercised your vested Options before the Merger (and a deferred taxing point has not occurred before the Merger), the Merger will result in an ESS deferred taxing point and you will be subject to income tax (at your ordinary income tax rate) on the Merger Consideration.

Sale of Expedia Stock in Connection with Receipt of Merger Consideration

If you sell the Expedia shares that you receive as Merger Consideration, you will be subject to CGT on the difference between the sales price you receive for the Expedia shares and the effective price you paid for the Expedia shares (i.e. the portion of the market value of the Options you exchanged in respect of acquiring the Expedia shares at the time of the Merger). If you hold the Expedia shares for at least 12 months following the Merger, only 50% of any gain will be taxed.

If the sales price you receive upon sale of your Expedia shares is less than the effective price you paid for the shares, a capital loss will be available to offset current or future year capital gains. Note that a capital loss may not be used as a deduction from assessable income.

Options: Unvested as of the Merger

Your unvested Options to purchase Company shares will be converted to options to purchase Expedia common shares of equivalent value on the same general terms (including remaining vesting conditions and strike price provisions) (“Expedia Options”) as of the date of the Merger. This is generally not a taxable event in Australia (where the conditions for “roll-over relief” are met).

This summary assumes that your Option is subject to deferred, and not up front, tax.

Assuming no deferred taxing point has occurred to your unvested and unexercised Options as at the date of the Merger, absent the application of a roll-over rule, an ESS deferred taxing point would occur as a result of the Merger as there is a disposal of your Options. However, “roll-over relief” may apply to the Merger on the basis that you acquire replacement Expedia Options that can reasonably be regarded as matching your Options. That is, where section 83A-130 of the Income Tax Assessment Act 1997 applies, no deferred taxing point should arise as a result of the Merger, and the Expedia Options will be treated as a continuation of your Options. One other condition for the roll-over to apply is that you must not hold a beneficial interest (taking into account any options or rights to acquire shares) in more than 10% of the shares of Expedia and you must not be in a position to cast, or to control the casting of, more than 10% of the maximum number of votes that might be cast at a general meeting of Expedia.

RSUs: Unvested as of the Merger

Your unvested RSUs that represent the future right to receive Company shares will be converted to restricted share units that represent the future right to receive Expedia common shares of equivalent value on the same general terms (including remaining vesting conditions) (“Expedia RSUs”) as of the date of the Merger. This is generally not a taxable event in Australia (where the conditions for “roll-over relief” are met).

This summary assumes that your RSU is subject to deferred, and not up front, tax.

Assuming no deferred taxing point has occurred to your unvested RSUs as at the date of the Merger, absent the application of a roll-over rule, an ESS deferred taxing point would occur as a result of the Merger as there is a disposal of your RSUs. However, “roll-over relief” may apply to the Merger on the basis that you acquire replacement Expedia RSUs that can reasonably be regarded as matching your

RSUs. That is, where section 83A-130 of the Income Tax Assessment Act 1997 applies, no deferred taxing point should arise as a result of the Merger, and the Expedia RSUs will be treated as a continuation of your RSUs. One other condition for the roll-over to apply is that you must not hold a beneficial interest (taking into account any options or rights to acquire shares) in more than 10% of the shares of Expedia and you must not be in a position to cast, or to control the casting of, more than 10% of the maximum number of votes that might be cast at a general meeting of Expedia.

Tax Withholding and Reporting Requirements

Generally, you must report the taxable amount on your annual tax return in the financial year in which the deferred tax point occurred. In addition, you must report any taxable capital gain or loss when you sell any Expedia (or Company) shares unless this occurred within 30 days of a deferred taxing point.

Your employer will be required to report the number of Options and RSUs and their estimated taxable value of to the Australian Taxation Office in the year in which the deferred taxing point takes place, i.e., generally at vesting or exercise (depending on when the Option/RSU was acquired). These details will also be provided to you in an ESS Statement that you will receive shortly after the end of the relevant tax year.

Your employer will not withhold income tax and Medicare Levy recognized as a result of vesting/exercise of your Option or RSU or sale of shares, provided that you have notified your employer of your Australian Tax File Number (TFN).

It is important to note that income on your Options and RSUs in one year may impact on the calculation of and requirement to pay additional PAYG tax installments in the following income year.

Please contact your tax advisor for more details.

BRAZIL

Options: Vested as of the Merger

You will receive cash and Expedia shares in exchange for your Options (net of the value of the exercise price of your Options) (the “Merger Consideration”).

The total value of the Merger Consideration you receive (both cash and Expedia shares) for your vested Options will generally be subject to ordinary income tax in Brazil at progressive rates (currently up to 27.5%).

When you sell the Expedia shares you receive as part of the Merger Consideration you will be subject to tax on any gain (i.e., the difference between the fair market value of the Expedia shares on the Merger date and the sales price you receive for those shares) to the extent the proceeds exceed R$35,000.

Options: Unvested as of the Merger

Your unvested Options to purchase Company shares will be converted to options to purchase Expedia shares of equivalent value on the same general as of the date of the Merger. This is not a taxable event in Brazil.

The options to purchase Expedia shares will be taxed in the same manner as applicable to Options to purchase Company shares. Provided that you do not sell the Expedia shares you acquire immediately after exercise of the option (e.g., via cashless exercise), there is no tax upon the exercise of options. Generally, tax is imposed upon the sale of the shares to the extent the proceeds are more than R$35,000 per month.

RSUs: Unvested as of the Merger

Your unvested RSUs will be converted to RSUs with respect to Expedia shares of equivalent value on the same general terms as of the date of the Merger. This is not a taxable event in Brazil.

Your RSUs with respect to Expedia shares will be subject to tax at vesting in the same manner as applicable to RSUs with respect to Company shares. Generally, tax is imposed upon the sale of the shares to the extent the proceeds are more than R$35,000 per month.

Tax Withholding and Reporting Requirements

[IF CASH PORTION OF MERGER CONSIDERATION IS PAID BY LOCAL EMPLOYER: Your employer will be required to withhold taxes and social insurance contributions from the cash amounts you receive as part of the Merger Consideration for any vested Options that you hold as of the Merger date.]

[IF CASH PORTION IS PAYED BY FOREIGN SOURCE: You will be required to pay the income tax on the Merger Consideration through the voucher system (carnê-leão).]

Your employer will also be required to report the Merger Consideration you receive for vested Options to the taxing authority in the tax year in which the Merger takes place. No other withholding or reporting requirements apply in connection with the Merger.

Please contact your tax advisor for more details.

GERMANY

Options: Vested as of the Merger

You will receive cash and Expedia shares in exchange for your Options (net of the value of the exercise price of your Options) (the “Merger Consideration”).

The total value of the Merger Consideration you receive (both cash and Expedia shares) for your vested Options will generally be subject to ordinary income tax, social insurance charges and church tax in Germany.

The following capital gains treatment applies to sales of your Expedia shares:

(1)	Your gain is subject to capital gains tax of 25% plus a solidarity tax of 5.5% thereon. Different rules would apply if you held directly or indirectly 1% or more of the Company’s (or Expedia’s) share capital at any time during the five years preceding the sale.

(2)	The gain is only taxable if and to the extent that it, combined with other capital gains, dividend income, interest income, and similar income from private investments, exceeds €801, or €1,602 for married couples, per calendar year.

(3)	If you are subject to church tax, the required amounts will generally be withheld by the bank carrying the German brokerage account (depot). If it is not so withheld, you will be required to report and remit such amount in connection with your personal income tax return.

Generally, when you sell stock at a loss, that loss may be deducted only from capital gains. Non-deductible losses may be carried forward.

Options: Unvested as of the Merger

Your unvested Options to purchase Company shares will be converted to options to purchase Expedia shares of equivalent value on the same general as of the date of the Merger. This is not a taxable event in Germany.

The options to purchase Expedia shares will be taxed in the same manner as applicable to Options to purchase Company shares. In general, you will be taxed on the “spread” (the difference between the exercise price for the Expedia shares and the sales price you receive for your shares) upon exercise. Any gain upon the sale of shares greater than €801 for individuals or €1,602 for married couples (including any gains unrelated to employee stock plans) is taxed at a flat rate of 25% and is subject to a solidarity surcharge and church tax.

RSUs: Unvested as of the Merger

Your unvested RSUs will be converted to RSUs with respect to Expedia shares of equivalent value on the same general terms as of the date of the Merger. This is not a taxable event in Germany.

The RSUs with respect to Expedia shares will be taxed in the same manner as applicable to RSUs with respect to Company shares. Generally, tax, social insurance charges and church tax is imposed upon vesting of RSUs. Any gain upon the sale of shares greater than €801 for individuals and €1,602 for married couples (including any gains unrelated to employee stock plans) is taxed at a flat rate of 25% and is subject to a solidarity surcharge.

Tax Withholding and Reporting Requirements

Your employer will withhold taxes, social insurance contributions and church tax from the cash amounts you receive as part of the Merger Consideration for any vested Options that you hold as of the Merger date. The Company may also withhold a portion of the Expedia shares you would otherwise be entitled to receive with respect to your vested Options to satisfy your tax and national insurance contribution obligations. Your employer will also be required to report the exchange of your Options to the taxing authority in the tax year in which the Merger takes place. You are required to report the taxable benefit arising in connection with your vested Options on your tax return, as well as from the sale of stock for the tax year when you receive the taxable benefit. You are also responsible for paying difference between the actual tax due and the amount withheld by your employer.

Please contact your tax advisor for more details.

SPAIN

Options: Vested as of the Merger

You will receive cash and Expedia shares in exchange for your Options (net of the value of the exercise price of your Options) (the “Merger Consideration”).

The total value of the Merger Consideration you receive (both cash and Expedia shares) for your vested Options will generally be subject to ordinary income tax at progressive rates and social insurance charges in Spain.

When you sell the Expedia shares you receive as part of the Merger Consideration you will be subject to tax on any gain (i.e., the difference between the fair market value of the Expedia shares on the Merger date and the sales price you receive for those shares).

Options: Unvested as of the Merger

Your unvested Options to purchase Company shares will be converted to options to purchase Expedia shares of equivalent value on the same general as of the date of the Merger. This is not a taxable event in Spain.

The options to purchase Expedia shares will be subject to tax in the same manner as applicable to Options to purchase Company shares. Tax and social insurance contributions will be imposed on the “spread” (the difference between the exercise price for the Expedia shares and the sales price you receive for your shares) upon exercise. When you sell the Expedia shares you acquire upon exercise, you will be subject to tax on any gain (i.e., the difference between the fair market value of the Expedia shares on the Merger date and the sales price you receive for those shares).

RSUs: Unvested as of the Merger

Your unvested RSUs will be converted to RSUs with respect to Expedia shares of equivalent value on the same general terms as of the date of the Merger. This is not a taxable event in Spain.

The RSUs with respect to Expedia shares will be taxed in the same manner as applicable to RSUs with respect to Company shares. In general, RSUs are subject to tax and social insurance charges upon vesting. When the underlying shares are sold, tax is imposed on any gain (i.e., the difference between the fair market value of the shares at vesting and the sales price you receive for those shares).

Tax Withholding and Reporting Requirements

Your employer will be required to withhold taxes and social insurance contributions from the cash amounts you receive as part of the Merger Consideration for any vested Options that you hold as of the Merger date. Expedia may also withhold a portion of the Expedia shares you would otherwise be entitled to receive with respect to your vested Options to satisfy your tax and national insurance contribution obligations. Your employer will also be required to report the exchange of your Options to the taxing authority. No other withholding or reporting requirements apply.

Please contact your tax advisor for more details.

SWITZERLAND

Options: Vested as of the Merger

You will receive cash and Expedia shares in exchange for your Options (net of the value of the exercise price of your Options) (the “Merger Consideration”).

The total value of the Merger Consideration you receive (both cash and Expedia shares) for your vested Options will generally be subject to ordinary income tax at progressive rates and social insurance charges in Switzerland. When you sell the Expedia shares you receive as part of the Merger Consideration you will be subject to tax on any gain (i.e., the difference between the fair market value of the Expedia shares on the Merger date and the sales price you receive for those shares).

Options: Unvested as of the Merger

Your unvested Options to purchase Company shares will be converted to options to purchase Expedia shares of equivalent value on the same general as of the date of the Merger. This is not a taxable event in Switzerland.

The options to receive Expedia shares will be taxed in the same manner as applicable to Options to purchase Company shares. In general, tax at the federal and canton level and social insurance contributions will be imposed on the “spread” (the difference between the exercise price for the Expedia shares and the sales price you receive for your shares) upon exercise. When the shares are sold, no tax is imposed on any gain.

RSUs: Unvested as of the Merger

Your unvested RSUs will be converted to RSUs with respect to Expedia shares of equivalent value on the same general terms as of the date of the Merger. This is not a taxable event in Switzerland.

The RSUs with respect to Expedia shares will be taxed in the same manner as applicable to RSUs with respect to Company shares. In general, tax at the federal and canton level, and social insurance contributions will be imposed upon vesting. When the shares are sold, no tax is imposed on the gain.

Tax Withholding and Reporting Requirements

Your employer will withhold taxes and, social insurance contributions from the cash amounts you receive as part of the Merger Consideration for any vested Options that you hold as of the Merger date. Expedia may also withhold a portion of the Expedia shares you would otherwise be entitled to receive with respect to your vested Options to satisfy your tax and national insurance contribution obligations. Your employer will also be required to report the exchange of your Options to the taxing authority in the tax year in which the Merger takes place.

You are required to report the taxable benefit arising in connection with your vested Options on your tax return, as well as from the sale of stock for the tax year when you receive the taxable benefit. You are also responsible for paying difference between the actual tax due and the amount withheld by your employer.

Please contact your tax advisor for more details.

Tax Withholding and Reporting Requirements

Your employer will withhold taxes and national insurance contributions from the cash amounts you receive as part of the Merger Consideration for any vested Options that you hold as of the Merger date. Expedia may also withhold and sell on your behalf a portion of the Expedia shares you would otherwise be entitled to receive with respect to your vested Options to satisfy your tax and national insurance contribution obligations. Your employer will also be required to report both the receipt of Merger Consideration and the exchange of Options, RSU’s and RSA’s to Her Majesty’s Revenue and Customs (HMRC).

You must report the details of any tax liabilities arising from the Merger and the sale or disposal of any shares, to Her Majesty’s Revenue & Customs on your personal self assessment tax return. You are also responsible for paying any taxes owed as a result of the receipt of any Merger Consideration and, if applicable, the sale of shares.

Please contact your tax advisor for more details.

Additional Information and Where to Find It

The exchange offer referenced in this communication has commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Expedia and its acquisition subsidiary has filed or will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the exchange offer commenced on November 16, 2015, Expedia and its acquisition subsidiary filed a tender offer statement on Schedule TO, Expedia filed a registration statement on Form S-4, and HomeAway filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. The Schedule TO, Form S-4, and Schedule 14D-9 are all subject to amendments from time to time through the expiration of the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION. HOMEAWAY STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF HOMEAWAY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of HomeAway stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Any amendments will also be made available at the same website. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Expedia and HomeAway file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Expedia and HomeAway at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Expedia and HomeAway’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by words such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia or HomeAway stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the majority of HomeAway’s shares being validly tendered into the exchange offer, the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Expedia to successfully integrate HomeAway’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to HomeAway’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; and the other risks and important factors contained and identified in Expedia’s and HomeAway’s filings with the SEC, such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Expedia and its acquisition subsidiary, the registration statement on Form S-4 filed by Expedia, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by HomeAway. The forward-looking statements included in this response to frequently asked questions are made only as of the date hereof. Neither Expedia nor HomeAway undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.